EXHIBIT 99.

(New Jersey, January 8, 2003) Reink Corp. (OTC Bulletin Board:RINC) today announced that Dr. Wayne Maddever, a current Director of the Company, has been appointed as Chief Executive Officer and President of Reink Corp. Dr. Maddever will remain a member of the Board of Directors of the Company.

Dr. Maddever holds a Doctorate in Metallurgical and Materials Science Engineering from the University of Toronto. He was previously President of Resource Plastics Inc. the second largest recycler of film and rigid plastics in North America. He began his career with the Linde Division of Union Carbide (now Praxair) in the Research and Development Department in Toronto, followed by a number of positions in R&D, product management and sales management in New York, Vancouver and Toronto. He was subsequently General Manager - Canada for Messer Griesheim, Germany's largest industrial gases company.

Most recently Dr. Maddever completed an assignment as General Manager of Sanden Machine Ltd. in Cambridge, Ontario, a leading supplier of web offset printing equipment to the forms, direct mail and commercial printing industries.

Specializing in the management and growth of technically based organizations throughout his career, Dr. Maddever has also published numerous technical papers and co-authored a textbook on degradable polymers. He is also the holder of several patents in North America.

William M. Smith, a member of the Board of Reink Corp stated " We are quite excited that Dr. Maddever has decided to increase his role with the Company. He will help to strengthen the Company's focus on technical capabilities and the growth in the inkjet and remanufacturing business. "

Reink announces the resignations of William E. Gallagher as President, Chief Operating Officer and Director and Robert Sinatra as Secretary/Treasurer.

Reink Corp., through its subsidiaries, manufactures and distributes ink jet re-fill kits, bulk ink for industrial and commercial customers, remanufactured toner cartridges, impact ribbons, and compatible inkjet cartridges. These products are sold to OEM's, wholesale distributors and retail office supply stores, both domestically and internationally.

Safe Harbor Statements
This news release may contain forward-looking statements relating to the future performance of Reink Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions.

For further information contact: William M. Smith CFO, Reink Corp., 856/488-9599